EXHIBIT 10.28

Summary of Director Compensation Arrangements

We currently pay each director who is not employed by us or any of our affiliates (i.e., all of our directors except for our Chairman, Frank F. Khulusi) a quarterly retainer of $6,000, $2,500 for each regular board meeting attended in person or telephonically, $1,000 for each special board meeting attended in person or telephonically, $1,000 for each committee meeting attended in person, and $500 for each committee meeting attended telephonically. We also pay the chairperson of the Audit Committee of our Board of Directors an additional annual retainer of $12,500 (paid quarterly) for serving in such capacity. Directors who are employed by us or any of our affiliates are not paid any additional compensation for their service on our Board of Directors. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with attending board or committee meetings. We have entered into indemnification agreements, a form of which is attached as an exhibit to the accompanying Annual Report on Form 10-K, with each of our directors.

Our directors are also eligible to participate in our 1994 Stock Incentive Plan, as amended, which is administered by our Compensation Committee under authority delegated by our Board of Directors. The terms and conditions of option grants to our non-employee directors under our 1994 Stock Incentive Plan, as amended, are determined in the discretion of our Compensation Committee, and must be consistent with the terms of the 1994 Stock Incentive Plan, as amended, which is filed as an exhibit to the accompanying Annual Report on Form 10-K.

The compensation arrangements we have with our directors are reviewed and may be modified from time to time by our Board of Directors.